UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 23, 2011

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2011, RAIT CMBS Conduit II, LLC ("RCCII"), a subsidiary of RAIT Financial Trust ("RAIT"), entered into a master repurchase agreement with Barclays Bank PLC ("Barclays"), pursuant to which RCCII may sell, and later repurchase, commercial mortgage loans meeting defined eligibility criteria which are approved by Barclays in its sole discretion ("Eligible Assets"), in an aggregate principal amount of up to $150 million (the "Barclays CMBS Facility"). RAIT expects to use the Barclays CMBS Facility primarily to fund CMBS eligible loans RAIT originates for sale into future unaffiliated CMBS securitizations. The expiration date of the Barclays CMBS Facility is November 22, 2012.

The purchase price paid by Barclays for any Eligible Asset it purchases will be up to 75% of the lesser of the unpaid principal balance and the market value of such purchased Eligible Asset on the purchase date. Upon RCCII’s repurchase, or the sale, securitization or liquidation, of a purchased Eligible Asset, RCCII is required to repay Barclays the purchase price related to such loan (as it may have been subsequently adjusted in accordance with the Barclays CMBS Facility) plus a price differential (calculated at a rate based on LIBOR plus an applicable spread of 2.5% while no event of default has occurred and is continuing) for the current pricing period to the date of such repurchase, sale, securitization or liquidation plus all other amounts due and payable as of the repurchase date by RCCII to Barclays. In addition, RCCII will pay Barclays a monthly amount equal to the price differential for the immediately preceding pricing period.

The Barclays CMBS Facility contains margin call provisions that provide Barclays with certain rights where there has been a decline in the market value of the purchased Eligible Assets. Under these circumstances, Barclays may require RCCII to transfer cash or, at Barclay’s option, additional Eligible Assets with an aggregate market value in an amount sufficient to eliminate any margin deficit.

The Barclays CMBS Facility is fully guaranteed by RAIT. The RAIT guaranty requires RAIT to maintain various financial and other covenants, which include that none of the following shall occur with respect to RAIT on a consolidated basis as defined in the Barclays CMBS Facility: (a) consolidated net worth to be less than the sum of (x) $700 million plus (y) 75% of the net proceeds received by RAIT in connection with any issuance of equity interests in RAIT, minus (z) 100% of the amount paid by RAIT for the repurchase of any equity interests in RAIT; (b) fixed charge coverage ratio to be less than 1.20 to 1; (c) leverage ratio to exceed 80%; (d) cash liquidity to be less than $10 million; and (e) total liquidity to be less than $20 million.

The Barclays CMBS Facility contains events of default (subject to certain materiality thresholds and grace periods) customary for this type of transaction, including payment defaults; bankruptcy or insolvency proceedings; a change of control of RCCII; breaches of covenants and/or certain representations and warranties; guarantor defaults; a judgment in an amount greater than $100,000against RCCII or $2,500,000 against RAIT; a default involving the failure to pay or acceleration of a monetary obligation in excess of $100,000 of RCCII or $2,500,000 of RAIT, or permitting the acceleration of the maturity of obligations in excess of $100,000 of RCCII or $2,500,000 of RAIT. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Barclays CMBS Facility and the liquidation by Barclays of the purchased Eligible Assets then subject to the Barclays CMBS Facility. The Barclays CMBS Facility also provides for limitations on RAIT’s ability to make distributions after the occurrence and during the continuation of any event of default or the breach of any of the financial covenants.

The foregoing description of the Barclays CMBS Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Barclays CMBS Facility and RAIT’s related guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.1 Master Repurchase Agreement, dated as of November 23, 2011, among RAIT CMBS Conduit II, LLC and Barclays Bank PLC.

10.2 Guaranty Agreement, dated as of November 23, 2011, of RAIT Financial Trust in favor of Barclays Bank PLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

November 25, 2011	By:	Jack E. Salmon

Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of November 23, 2011, among RAIT CMBS Conduit II, LLC and Barclays Bank PLC.
10.2	Guaranty Agreement, dated as of November 23, 2011, of RAIT Financial Trust in favor of Barclays Bank PLC.